EXHIBIT 10.2

Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is made and entered into as of this 27 day of August, 2008, by and among Evogene Ltd., a company organized under the laws of the State of Israel (the “Company”) and Monsanto Company, a company organized under the laws of Delaware (the “Purchaser”).

WHEREAS	The Company is a publicly-traded company whose securities are listed for trade on the Tel Aviv Stock Exchange Ltd. (hereinafter the “TASE”); and

WHEREAS	The Purchaser desires to invest in the Company an amount of up to US$30,000,000 (the “Aggregate Investment”) in two (2) tranches in consideration for up to 5,000,000 Ordinary Shares (as defined below) of the Company, as more particularly set out in this Agreement;

Now, therefore, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Preamble, Appendices and Interpretation

1.1	The preamble and the Appendices to this Agreement constitute an integral part hereof and are to be read as one with the remaining clauses thereof.

1.2	In this Agreement, unless otherwise expressly stated, the terms set out below shall bear the meaning appearing opposite them:

1.2.1	“Closing” - The closing of the purchase and sale of the Purchased Shares (as defined below) which shall take place by teleconference, facsimile and electronic mail communication within four (4) United States business days from the receipt of the approvals set-forth in Section 5 below or at such other time and place as may be agreed between the Parties (the “Closing Date”).

1.2.2	“Purchased Shares” - means 3,272,727 Ordinary Shares having a par value of NIS 0.01 each of the Company listed for trade on the TASE.

1.2.3	The “Prospectus” - the Company’s prospectus dated May 30, 2007.

1.2.4	“Price Per Share” – USD 5.50

1.2.5	“Collaboration Agreement” - 2008 Collaboration and License Agreement between the Parties dated August 27, 2008 relating to developing transgenic yield and stress traits in certain agricultural crops.

1.2.6	“Regulations” – the regulations that were promulgated under the Securities Law.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.2.7	“Securities Law” – the Israeli Securities Law -1968.

1.2.8	“Taxes” - all taxes imposed by any jurisdiction, including, without limitation, income, employment, value-added taxes, withholding, Social Security (or the equivalent thereof), custom duties, obligatory registration fee, and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties, fines or additions thereto, whether disputed or not.

2.	The Investment

Subject to the terms and conditions hereof, the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Purchased Shares against payment by the Purchaser of an aggregate amount of US$18,000,000 (hereinafter the “Investment Amount”).

3.	Representations of the Company

The Company hereby declares and represents as follows:

3.1	The Company is a public company (as such term is defined in the Israeli Companies Law, 5759-1999) registered in Israel, the shares of which are listed for trade on the TASE.

3.2	The Company has received no valid notice from the TASE of any intention to delist its securities from trading and/or transfer the Company’s securities to a watch list, and has no reason to believe that the issuance of the Purchased Shares and/or the Additional Shares would cause any of the Company’s securities to be delisted from trading or transferred to a watch list.

3.3	The Company has filed with the Israel Securities Authority (the “ISA”) and the TASE all the required reports and notices in accordance with the Securities Law and the Regulations (hereinafter the “Reports”). Except as set forth in the Reports and except for normal liabilities arising in the ordinary course of business consistent with past practice, the Company does not have any liabilities, either accrued, contingent or otherwise, whether due or to become due, that individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on the Company.

3.4

The Prospectus and the annual report of the Company for the year 2007 and the Reports filed by the Company since the publication thereof (collectively, the “Periodic Report”) are incorporated herein by reference, were true, accurate and complete as of the date filed with the TASE and/or the ISA, as applicable, contain all the information that is necessary for a reasonable investor considering purchasing securities of the Company at the time of their publication and as of the date hereof, and no material information was omitted therefrom, except for

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

information concerning this Agreement, the Collaboration Agreement and a prospective collaboration agreement in Africa in the field of Biodiesel, the publications of which were postponed in accordance with the Securities Law and the Regulations and which were disclosed to the Purchaser, the absence of which could mislead a reasonable investor. There has been no material adverse change to the Company’s business, market or financial condition since the date of the Periodic Report. The Company will make copies of all such reports available to Purchaser in the English language after the Closing.

3.5	The registered share capital of the Company is NIS 3 million divided into 300,000,000 ordinary shares of NIS 0.01 par value each (hereinafter “Ordinary Shares”).

3.6	As of the date of this Agreement, the Company’s share capital consists of the following securities:

3.6.1	20,808,568 Ordinary Shares listed for trade on the TASE;

3.6.2	3,900,000 Series 1 Warrants listed to trade on the TASE (hereinafter “Series 1 Warrants”) exercisable into 3,900,000 Ordinary Shares;

3.6.3	4,551,584 Series 2 Warrants listed to trade on the TASE (hereinafter “Series 2 Warrants”) exercisable into 4,551,584 Ordinary Shares listed to trade on the TASE;

3.6.4	4,387,556 non-tradable options exercisable into 4,387,556 Ordinary Shares that were previously granted to investors, employees, consultants and directors of the Company.

Detailed capitalization tables immediately prior to and subsequent to the Closing are attached hereto as Exhibit 3.6.4.

3.7	The Purchased Shares and the Additional Shares (as defined below) will rank equally in all respects with the existing Ordinary Shares.

3.8

The Company has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except as set forth in Sections 5, 7 & 8 below, no consents, approvals, authorizations or permits are required in connection with the consummation by the Company of the transactions contemplated by this Agreement. The Company has duly and validly executed and delivered this Agreement, and assuming compliance by the Purchaser herewith, this Agreement when executed by the Company will constitute valid, binding and enforceable obligations of the Company in accordance with its terms. Neither the execution of this Agreement, nor the performance of the terms thereof, nor the consummation of the transactions contemplated thereby will conflict with, or result in a violation of, or constitute a

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

default under the foundation documents of the Company, or any agreement or other instrument to which the Company is a party or by which it is bound, or to which any of its properties is subject, nor will the performance by the Company of its obligations hereunder violate any law, consent, permit, rule, regulation or order of any court, or any governmental agency or body having jurisdiction over the Company or any of its properties. Such execution and compliance will not give to others any rights, including, but not limited to, rights of termination, cancellation or acceleration, in or with respect to any agreement or commitment referred to in this section, or to any of the properties of the Company.

3.9	To the best of the Company’s knowledge, no voting agreements exist among its Shareholders.

3.10	The Company owns, or has the right to use, all patents, patent applications, trademarks, service marks, copyrights, trade secrets, know-how, inventions, designs, processes and computer programs (collectively, the “Intellectual Property”) used in the conduct of its business as currently conducted and as proposed to be conducted. In its conduct of certain research activities, the Company uses certain third-parties’ Intellectual Property without obtaining a license thereto, such use being based upon an exemption in the Israeli Patents Law, 1967 permitting experimental activities regarding an invention the aim of which is to improve an invention or to develop another invention, provided such activities are not of a businesslike scope or nature, and that prior to development and commercialization of a product using such third party Intellectual Property, the Company or its collaborators shall acquire appropriate licenses.

3.11	Except as set forth in Exhibit 3.11 attached hereto, the Company has not received any notice from any person or entity asserting that the Company infringes the Intellectual Property rights of such person or entity and, to the Company’s knowledge, the Company is not infringing and has not infringed upon the Intellectual Property rights of such person or entity.

3.12	All employees of the Company and former employees thereof have assigned and are obligated to assign to the Company all Intellectual Property rights developed by them in the course of their employment with the Company.

3.13	The Company is not committed to pay to any third party any broker’s or finder’s fee or any other similar commission or fee in connection with the investment contemplated hereunder.

3.14

The Company has filed all Tax returns and reports that it is required to file, paid all Taxes that are due and payable, and paid or accrued all Taxes for which a notice of assessment or collection has been received. No Taxing authority has asserted any claim for Taxes, or is threatening any claim for Taxes that would have a material adverse effect on the Company. The Company has withheld and paid over to appropriate governmental authorities or are holding for payment all

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Taxes required by law to have been withheld or collected. There are no liens for Taxes on the assets of the Company other than liens that individually or in the aggregate would not have a material adverse effect. No jurisdiction in which the Company does not file Tax returns has claimed that the Company is required to file Tax returns or pay Taxes in such jurisdiction.

3.15	Except as described in the Reports and in this Agreement (including the exhibits hereto), there is no action, suit or proceeding, claim, arbitration or investigation against the Company pending, or to the Company’s knowledge, threatened that individually or in the aggregate has had or reasonably would be expected to have a material adverse effect on the Company.

3.16	The Company has complied with, is not in violation of, and has not received any notices of violation with respect to any statute, law or regulation with respect to the conduct of its business, except for failures that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on the Company.

3.17	The Company has all permits, licenses and any similar authority necessary for the conduct of its business or ownership of property, other than as would not have a material adverse effect on the Company.

3.18	The operations and other properties of the Company are, and at all times within the period of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) have been, in compliance in all material respects with, and not subject to pending or threatened liability under, all applicable environmental laws and permits issued thereunder. No substance identified or regulated pursuant to any environmental law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof, has been released in a reportable quantity or has otherwise come to be located on, at, proximate to or beneath any real property currently or formerly operated, leased, or used by any Acquired Company. No facts or circumstances exist and no event or condition is occurring or has occurred with respect to the Company relating to any environmental law, any release of any hazardous substance, or the Company’s compliance with current requirements of environmental law, that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the Company.

3.19

Neither the Company nor its directors, officers, employees or agents, or any other person acting on their behalf, directly or indirectly, has to the knowledge of the Company, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or any other person that (i) could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, except for such damages or penalties as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (ii) if not given in the past, might have had a material

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

adverse effect or (iii) if not continued in the future, might have a material adverse effect or that might subject the Company to suit or penalty in any private or governmental litigation or proceeding, except for such suit or penalty as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

3.20	The Company has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment in such manner that has had or would reasonably be expected to have a material adverse effect on the Company. Each material contract of the Company that has not expired by its terms is in full force and effect.

3.21	The Company is in compliance in all material respects with all applicable laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable tax laws. Except as provided in the Reports, the Company has paid all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof. All of Company’s employees are parties to employment agreements, non-competition and confidentiality agreements with the Company, and all of the Company’s consultants who have access to the Company’s technical intellectual property (i.e., not including the Company’s executive summary and business plan) are subject to consulting agreements and confidentiality agreements with the Company.

3.22	Except as described in the Reports, there are no transactions or proposed transactions between the Company and any other person or entity that is at the date of such transaction or at the date of this Agreement an Interested Party (as defined in the Israeli Companies Law – 1999), and no Interested Party, employee, shareholder, officer or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

3.23	Except as set forth in the Reports, the Company holds all of its real and personal property free and clear of all liens, mortgages or other encumbrances. All improvements on such property are in good condition and all mechanical and utility systems serving such improvements are in good condition, free of material defects.

3.24	Within the meaning of 16 CFR 802.51, the Company did not, in its most recent fiscal year, have aggregate sales in or into the United States in excess of US$63,000,000, and the Company does not hold assets located in the United States (including exclusive patent (or patentable) rights) with an aggregate fair market value in excess of US$63,000,000.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

4.	Representations of the Purchaser

The Purchaser hereby represents and warrants as follows:

4.1	It is a public company formed under the laws of the State of Delaware, whose securities are listed for trade on the NY Stock Exchange (the “NYSE”).

4.2	It has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Purchaser has duly and validly executed and delivered this Agreement, and assuming compliance by the Company herewith, this Agreement when executed by the Purchaser will constitute valid, binding and enforceable obligations of the Purchaser in accordance with its terms.

4.3	It has sufficient immediately available funds in cash to pay the Investment Amount and to satisfy any other obligations hereunder and in connection with the transactions contemplated hereby on the terms and conditions as set forth herein.

4.4	It is aware that the Purchased Shares and the Additional Shares (as defined in Section 7 below) are and will be subject to Section 15 of the Securities Law and the Securities Law Regulations (Details with Regard to Sections 15A to 15C of the Law), 2000, which imposes certain restrictions in respect of the tradability of the Purchased Shares and the Additional Shares.

4.5	On the date of this Agreement, it does not hold any securities of the Company, directly or indirectly.

4.6	No written or oral agreement or voting agreement exists between the Purchaser and any of the holders of the other securities of the Company or any other person or entity concerning their rights and/or holdings in the Company.

4.7	It is a company incorporated under the laws of Delaware. No consents, approvals, authorizations or permits are required in connection with the consummation by the Purchaser of the transactions contemplated by this Agreement.

4.8	The Purchaser will, promptly after execution of this Agreement by both parties, deliver to the Company in English all data listed in Exhibit 4.8 attached hereto for the purpose of publishing immediate reports pursuant to the Securities Law Regulations (Private Offering of Securities in a Listed Company), 2001 (the “Private Offering Regulations”) and the Securities Law Regulations (Periodic and Immediate Statements), 1970. In the event that the Company shall be required by applicable law to provide additional information to that listed in Exhibit 4.8 for the purpose of publishing immediate reports, then the Purchaser shall provide the Company with any such additional information; provided, however, that the Company shall provide reasonable assistance to Purchaser should Purchaser wish to approach a court or applicable regulatory authority to determine whether such additional information is required to be submitted and/or whether it may be submitted on a confidential basis.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

5.	Conditions Precedent; Pre-Closing Conduct

5.1	It is hereby agreed that the consummation of the investment and the issuance of the Purchased Shares under this Agreement are subject to (i) the approval of the Investment Center of the Ministry of Industry, Trade and Employment; (ii) the approval of the TASE to list the Purchased Shares for trading (the “TASE Approval”), (iii) the absence or completion of any premerger notification obligations or investigations under the competition laws of the State of Israel and the US, (iv) the execution by both parties of the Collaboration Agreement, and (v) the absence of a material adverse effect on the Company’s business, market or financial condition other than general economic or political conditions (hereinafter, “Material Adverse Effect”), during the period between signing of this Agreement and the Closing Date.

5.2	Until the Closing the Company shall conduct its business solely in the ordinary course of business and, among other things, shall not declare or make any distribution to its shareholders, enter into any related party transaction, or sell or grant an exclusive license to any material asset (other than to the Company’s products sold in the ordinary course of business).

5.3	Until the Closing neither the Company nor any agent of the Company shall solicit, initiate or encourage the submission of an inquiry, contact, proposal or offer relating to a possible merger, sale or other disposition of a material asset of the Company or relating to a possible sale of, investment in, or issuance of, its capital stock or relating to matters that are the subject of the Collaboration Agreement, or participate in any discussions or negotiations regarding, or furnish information with respect to, participate in, or facilitate in any other manner any of the foregoing, without the prior consent of the Purchaser.

5.4	Until the Closing, the Company shall provide to Purchaser, in advance of publication, a translation into English of any immediate report, press release or public statement prepared by the Company with respect to the transactions contemplated hereby and all such statements shall be subject to Purchaser’s approval, subject to the requirements of applicable law and regulations.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.	Closing & Post Closing

A. Closing

Subject to the receipt of the approvals described in Section 5 above, the parties will convene on the Closing Date by teleconference, facsimile and electronic mail communication, for the purpose of completing the transaction as described in Section 2 above. On the Closing Date, the following actions will be taken:

6.1	The Purchaser will furnish the Company with details of an account in which the Purchased Shares will be deposited under this Agreement and which enables the trade of the Purchased Shares on the TASE, including the name of the holder of the account, the account number and the name of the stock exchange member with whom the account is maintained (hereinafter the “Account”).

6.2	The Purchaser will wire transfer the Investment Amount in U.S. dollars to the Company’s bank account as detailed below:

First International Bank

Swift Code: FIRBILITXXX

Ramat Hachayal Branch, Branch no. 121

Payable to: Evogene Ltd.

Account no. [* * *]

Bank telephone number: +972-3-768-0200

Bank facsimile number: +972-3-649-5988

6.3	The Purchaser will deliver to the Company an executed copy of an Undertaking towards the Israeli Chief Scientist of the Ministry of Industry, Trade and Employment (the “OCS”) substantially in the form attached hereto as Exhibit 6.3 or in any other form required by the OCS.

6.4	The Company shall deliver to the Purchaser a letter from the Company’s Chief Executive Officer confirming that (i) the Board of Directors of the Company has approved the issuance of the Purchased Shares to the Purchaser, (ii) the Company’s representations and warranties herein are true and correct and the Company’s covenants herein have been fulfilled at Closing and (iii) there has been no Material Adverse Effect on the Company during the period between signing of this Agreement and the Closing Date and a letter from the Chairman of the Company’s Board of Directors pursuant to Section 282 of the Israeli Companies Law – 1999 confirming that all approvals required by the Company for the issuance of the Purchased Shares have been obtained (the “Company Letter”).

6.5	The Company shall deliver to the Purchaser a copy of the share certificate registered in the name of Bank Leumi le-Israel Nominees Company Ltd., (hereinafter the “Nominees Company”) representing the Purchased Shares (the “Share Certificate”), a copy of the approval by the Tel Aviv Stock Exchange of registration of the Purchased Shares for trading, and a copy of the Company’s immediate report with respect to the issuance of the shares.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

B. Post Closing

6.6	The Company undertakes to deliver to the Nominees Company promptly after receipt of the Investment Amount, the Share Certificate and other documentation necessary to enable the trade of the Purchased Shares.

6.7	As of the appointment of the Purchaser’s Director in accordance with the provisions of Section 8 below, and as long as the Purchaser’s Director is a member of the Company’s board of directors, the Company shall maintain Directors and Officer liability insurance policy in an amount of no less than US$10,000,000.

6.8	The Company undertakes to use reasonable efforts to provide the Purchaser with English translations of its quarterly and annual periodic reports and of other substantial and material filings with the Israel Securities Authority and/or the TASE.

7.	Put Option

7.1	Subject to the Company fulfillment of its Diligence Obligations to be completed by the third anniversary of the Closing pursuant to the Collaboration Agreement, and subject to the Company issuing a letter from the Company’s Chief Executive Officer confirming that the Board of Directors of the Company has approved the issuance of the Additional Shares (as defined below) to the Purchaser and a letter from the Chairman of the Company’s Board of Directors pursuant to Section 282 of the Israeli Companies Law – 1999 confirming that all approvals required by the Company for the issuance of the Additional Shares have been obtained, the Purchaser hereby irrevocably grants the Company an option (hereinafter the “Put Option”) pursuant to which the Company may issue to the Purchaser 1,727,273 Ordinary Shares of the Company (hereinafter the “Additional Shares”) at a price of USD 6.9473 per Additional Share, that will be paid in US dollars by the Purchaser (hereinafter the “Exercise Price”), for an aggregate consideration of up to US$12,000,000; provided, however, that the average price per share of the Aggregate Investment shall be $6 per share. Partial exercise of the Put Option shall be subject to the written consent of the Parties.

7.2	Exercise of the Put Option may be made by the Company as of the third anniversary of the Closing and for a period of thirty (30) days thereafter by notice in writing of the Company to the Purchaser (hereinafter the “Exercise Notice”).

7.3	Immediately after delivery of the Exercise Notice, the Company will proceed to publish an immediate report (‘current report’) pursuant to the Private Offering Regulations and obtain the approval of the TASE to list the Additional Shares for trading.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

7.4	The parties will, within four (4) US business days of the date of receiving the TASE approval mentioned in clause 7.3 above, convene by teleconference, facsimile and electronic mail communication, and take the following action:

7.4.1	The Purchaser will furnish to the Company details of the account in which the Additional Shares will be deposited if such details are changed compared to those of the account conveyed according to clause 6.1 above.

7.4.2	The Purchaser will wire transfer the Exercise Price to the Company’s bank account as detailed in Section 6.2 above or to such other bank account as shall be detailed in the Exercise Notice.

7.4.3	The Company shall deliver to the Purchaser the copy of a share certificate registered in the name of the Company’s nominees company at such time representing the Additional Shares.

7.4.4	Upon receipt of the Exercise Price, the Company undertakes to deliver to its nominees company the share certificate and other documentation necessary to enable the trade of the Additional Shares.

8.	Representation on the Board

8.1	Upon the consummation of the Closing, the Company’s Board of Directors will appoint a person who was recommended by the Purchaser and who is not an employee of the Purchaser or any of its affiliates as a director (hereinafter: the “Purchaser’s Director”), to the Company’s Board of Directors according to Article 19.8 of the Company’s Articles of Association in effect on the date hereof, and resolve to convene a special general meeting on which agenda will appear the appointment of the Purchaser’s Director.

8.2	Upon receipt of the general meeting’s approval of the appointment of the Purchaser’s Director and during the Exclusivity Period (as such term is defined in the Collaboration Agreement) and also thereafter, as long as the Purchaser holds at least 5% of the voting rights in the Company, but only for as long as the Company implements the staggered board mechanism set-forth in Article 19.1 of its Articles of Association in effect as of the date hereof, then upon the Purchaser ‘s Director retirement from the Board of Directors in accordance with the provisions of Article 19.1, the Company’s Board of Directors shall recommend to the general meeting of the Company to reappoint the Purchaser ‘s Director to the Company’s Board of Directors.

8.3

In the event the general meeting of the Company resolves not to appoint the Purchaser’s Director to the Company’s Board of Directors, then, as from such general meeting and for the duration of the Exclusivity Period (as such term is defined in the Collaboration Agreement) and also thereafter, as long as the Purchaser holds 5% of the voting rights in the Company, the Purchaser will be

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

entitled to appoint an observer at meetings of the Company’s Board of Directors who shall not be an employee of the Purchaser or any of its affiliates (hereinafter: “the Observer”) subject to the Observer signing an undertaking towards the Company, which undertaking shall include non-disclosure obligations and an obligation to be bound by fiduciary duties similar to those set-forth in Article 254 of the Israeli Companies Law – 1999 in the form to be agreed by the Purchaser and the Company. The Observer will be entitled to receive notices convening meetings of the Board, participate at such meetings and receive a copy of all minutes, written resolutions, information, documents and any other material that will be remitted to the Board by the Company. The Observer will have no voting rights on the Company’s Board of Directors.

8.4	Save with the Company’s written approval, the Purchaser’s rights according to this Section 8 may not be assigned or transferred.

9.	Miscellaneous

9.1	The parties will effect all the acts and sign all the documents that will be reasonably required in order to accomplish and fully effectuate the provisions of this Agreement and the intention of the parties that are reflected by the contents thereof.

9.2	This Agreement, including the appendices thereto, contains and expresses all the terms and conditions agreed between the parties with respect to the subject matter hereof. Any assurances, guarantees, written or verbal agreements, undertakings or representations regarding the subject matter of this Agreement, including memoranda of understanding, that have been given or made by the parties between them, but prior to the making of this Agreement, and which have not been expressly stated in this Agreement, will not add to nor derogate from the undertakings and rights prescribed in this Agreement or resulting therefrom, and the parties will not be bound thereby from the date of the signature of this Agreement onwards.

9.3	No waiver, extension, concession or forbearance from exercising any right under this Agreement will be of any effect unless made by express document signed by the waiving party, and if made will only apply with respect to the specific instance mentioned in the document and will not derogate from any other rights of any of the parties under this Agreement. This Agreement may be amended only by a written agreement executed by both parties.

9.4	None of the parties may assign or convey any undertaking or right which it has under this Agreement without the prior consent of the other party.

9.5

Notices under this Agreement will be conveyed in writing to the addresses of the parties appearing at the preamble of this Agreement and to the email addresses detailed hereunder. Any notice sent by either of the parties to the other by

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

registered mail will be deemed to have been received after four business days from the date of posting. Notice sent by fax or emailed will be deemed to have been received on the same business day on which it was sent (subject to despatch confirmation being furnished). Notice given by personal service will be deemed to have been received on the date of service. Purchaser’s fax number and email address: (314)-694-2594, nancy.m.avioli@monsanto.com Company’s fax number and email address: +972-8-946-6724, haviv@evogene.com

9.6	In case any provision of the Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

Other than as to matters governed by Israeli corporate or securities laws, which shall apply in such cases, this Agreement, including all Appendices hereto, shall be governed exclusively by, and construed solely in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. All disputes arising under this Agreement or in connection with the transactions hereunder shall be resolved exclusively in the competent court in the district of Tel-Aviv, Israel.

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***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

In witness whereof the parties have set their hands on the date first above written:

/s/ Ofer Haviv	/s/ Stephen R. Padgette
Evogene Ltd.	Monsanto Company

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit 3.6.4

Capitalization Tables

Capitalization Table August 27, 2008

Shares	20,808,568
Options	4,027,187
Warrant - Service Providers	133,545
Warrant - Investors	226,824

25,196,124

Options - Series 1	3,900,000
Options - Series 2	4,551,584

8,451,584

Total	33,647,708

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit 3.11

Claims Asserting Infringement of third parties IP Rights

Two claims letters from Genetic Technologies Limited (“GTG”), dated January 5, 2004 and March 9, 2004, claiming that the Company infringes GTG’s patent rights, and demanding the Company to purchase licenses for the use of such patents, as further detailed in said letters.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit 4.8 - Required Information

Purchaser’s Full Name
Purchaser’s Identity Number or a different Identification Number & type of number provided
Purchaser’s Country of Incorporation
Purchaser’s Complete Address
All information regarding the controlling shareholder, directly or indirectly, of the Purchaser (including name of such controlling shareholder and its holdings in the Purchaser)
Information relating to agreements, whether written or oral, with regard to the purchase and/or holdings of Evogene’s securities or with regard to the voting rights therein & stating the main points thereof

If a director is appointed to the Board of Directors of Evogene Ltd., the following additional information will be required with regard to such director:

Full Name
ID number (if not a resident of Israel – passport number & country of issuance)
Date of Birth
Address for service of court papers
Nationality
If the director is an employee of an affiliate of Evogene or of a Principal Shareholder of Evogene – the position or positions that the director holds
The director’s education and occupation in the last five years, including information regarding the corporations in which the director serves as director, information regarding the director’s education stating subjects and/or branches, the academic degree or diploma the director holds and the institutes in which they were acquired
Whether the director is a relative of a Principal Shareholder of Evogene
Whether the director holds securities of an affiliate of Evogene and details on such securities held

A “Principal Shareholder” –

(a)

(a) A person or entity who/that holds 5% or more of the issued share capital of the Company or the voting power therein, (b) a person or entity who/that is entitled to appoint one or more of the directors of the Company or its general manager, (c) a person or entity who/that holds office as a director of the Company or as its general manager, or

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(d) a corporation in which a person as aforesaid holds 25% or more of its issued share capital or of the voting rights therein or is entitled to appoint 25% or more of its directors. For the purpose of the above: (a) the manager of a joint investment trust fund shall be deemed the holder of the securities included in the fund assets; (b) if a person holds securities through a trustee, the trustee shall also be regarded as holder of the said securities. For this purpose, “trustee” – excluding a registration company and excluding someone who holds securities merely by virtue of his office as trustee for a settlement under section 46(a)(2)(f) the Securities Law or as a trustee for an issue of shares to employees, as defined in section 102 of the Israel Income Tax Ordinance;

(b)	A subsidiary of the Company.

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Exhibit 6.3

To:	The Research Committee

The Office of the Chief Scientist

Jerusalem

Relating to projects that have been financed by or are currently being financed by the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor (the “OCS”) and to projects of the Company (as this term is defined below) that may be financed by the OCS in the future (the “Projects”).

Undertaking

We, the undersigned, of Monsanto Company, a company incorporated, organized and existing under the laws of Delaware and whose headquarters is at 800 N. Lindbergh Blvd., St. Louis, Missouri 63167 (“Monsanto”), having, by an agreement dated August 27, 2008, committed to invest in Evogene Ltd. (the “Company”), in exchange for 3,272,727 Ordinary Shares of the Company;

Recognizing that the Company’s research and development Projects are currently, have been or will be financially supported by the Government of the State of Israel, through the OCS under and subject to the provisions of The Encouragement of Research and Development in Industry Law 5744-1984 (the “R&D Law”) and the regulations, rules and procedures promulgated there under;

Recognizing that the R&D Law places strict constraints on the transfer of know-how and/or production rights, making all such transfers subject to the absolute discretion of the OCS’ research committee (the “Research Committee”), acting in accordance with the aims of the R&D Law and requiring that any such transfer receive the prior written approval of the Research Committee;

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Hereby declare and undertake:

1.	To observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

2.	As a shareholder of the Company, to make all reasonable efforts that the Company shall observe strictly all the requirements of the R&D Law and the regulations, rules and procedures promulgated there under, as applied to the Company and as directed by the Research Committee, in particular those requirements stipulated under Sections 19, 19A and 19B of the R&D Law relating to the prohibitions on the transfer of know-how and/or production rights.

08/27/08	/s/ Stephen R. Padgette
Date	Monsanto Company
	By:	Stephen R. Padgette
	Title:	VP, Biotechnology

***	Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.